                                                                      Exhibit 10


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 45 to the Registration Statement on Form N-4 of our report dated April 27, 2010 relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, our report dated April 30, 2010 relating to the consolidated financial statements of The Variable Annuity Life Insurance Company and our report dated April 30, 2010 relating to the statutory basis financial statements of American Home Assurance Company, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas

April 30, 2010